Exhibit 99.01

NEWS RELEASE

For Immediate Release	Contact: Tom McGraw
650-875-4865

FNB Bancorp Declares Three for Two Stock Split

South San Francisco, CA: April 3, 2017: FNB Bancorp (OTCQB: FNBG), the parent company of First National Bank of Northern California, announced that its Board of Directors declared a three share for two share stock split, aggregating approximately 2,436,057 shares, payable on May 26, 2017 to shareholders of record as of May 5, 2017.

"We are pleased to be able to announce our three for two stock split. We believe this action may make it easier for the small investor to acquire our shares and we are hopeful that the additional shares outstanding may, over time, add to the daily trading volume of our stock" stated Tom McGraw, CEO.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.